Exhibit 10.3
AMENDED AND RESTATED
NORTHWEST SAVINGS BANK
NONQUALIFIED SUPPLEMENTAL RETIREMENT PLAN
Preamble
     Northwest Savings Bank (“Bank”), has established the Northwest Savings Bank Pension Plan as a defined benefit pension plan (“Qualified Plan”) intended to be qualified under the Internal Revenue Code of 1986, as amended (“Code”), for the purpose of providing income to its employees during their retirement from the service of the Bank.
     Code Sections 401(a)(17) and 415 reduce the pension otherwise payable under the Qualified Plan to employees whose compensation exceeds the limits of Section 401(a)(17) or for whom contributions or benefits would exceed the limits of Section 415.
     Effective June 16, 1993, the Bank established this unfunded deferred compensation plan (“Nonqualified Plan”) to make up for the cut back in retirement income described above for a select group of management or highly compensated employees. This Nonqualified Plan provides a supplemental retirement benefit for participants in the Qualified Plan which, when combined with the pension payable to them under the Qualified Plan, will equal the pension which they would have received thereunder but for the application of Code Sections 401(a)(17) and 415.
     Effective January 1, 2005, this Nonqualified Plan is amended and restated in its entirety to comply with Code Section 409Aand the final regulations issued thereunder in April 2007.
ARTICLE I
Definitions
     Unless the context of this Plan requires or connotes a different meaning, all undefined capitalized terms used in this Plan shall have the same meanings as are respectively assigned to them under the Qualified Plan, and the terms and conditions of the Qualified Plan are incorporated herein by reference wherever necessary or appropriate.
     1.1. “Benefit Formula” means the method set forth in the Qualified Plan to calculate the amount of benefit payable to a participant thereunder at the time such benefit commences to be paid, including all actuarially equivalent factors utilized under the Qualified Plan, and excluding any actuarial adjustment for the postponement of the commencement of Retirement Benefits payable to any Participant after his or her 70th birthday. The Benefit Formula shall include all applicable actuarial reductions, and all offsets and deductions, required by the Qualified Plan for payments available from Federal Social Security, from Worker’s Compensation, and from other qualified plans, if any, but shall not reflect the application of Code Sections 401(a)(17) or 415.
     1.2 “Beneficiary” means the person whom the Participant has designated on a Beneficiary Designation Form (see Exhibit 3) to receive any death benefits hereunder. In the event the Participant has not validly designated a Beneficiary or if all Beneficiaries designated by the Participant have died, then the Participant’s estate shall be the default Beneficiary hereunder.
     1.3 “Board” means the Bank’s Board of Directors.
     1.4 “Change in Control” means any of the following events occurs:
          (a) Change in the ownership of the Company or the Bank. A change in the ownership of the Company or the Bank shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock the Company.
          (b) Change in the effective control of the Company or the Bank. A change in the effective control of the Company or the Bank shall occur on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company. possessing 30% or more of the total voting power of the stock of the Company; or (ii) a majority of members of the Board of the Company or the Bank is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of the Company or the Bank prior to the date of the appointment or election, provided that this sub-section (ii) is inapplicable where a majority shareholder of the Company or the Bank is another corporation.
          (c) Change in the ownership of a substantial portion of the Company’s assets or the Bank’s assets. A change in the ownership of a substantial portion of the Company’s assets or the Bank’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company or the Bank immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company or the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (iii) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.
     1.5. “Committee” means the members of the Board appointed to administer this Plan.
     1.6 “Company” means Northwest Bancorp, Inc., the holding company of the Bank.
     1.7 “Disability” means the Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank, or (c) determined to be totally disabled by the Social Security Administration.
     1.8. “Effective Date” of the Plan was originally June 16, 1993; however, the effective date of the amended and restated Plan is
January 1, 2005.
     1.9. “Participant” means a participant in the Qualified Plan, or the beneficiary or estate of a deceased Participant, who is or becomes entitled to a benefit hereunder by reason of a reduction required by Sections 401(a)(17) or 415 of the Code in the amount of benefit otherwise payable to such Participant as a participant in the Qualified Plan, or to his beneficiary or estate, if deceased. Effective January 1, 2005 “Participant” means an Employee who the Committee specifies to be a Participant in this Plan in accordance with Section 3.1.

     1.10. “Payment Event” means the earliest to occur of the Participant’s death, Disability, Retirement Date or a Change in Control.
     1.11 “Retirement Date” means the date specified by each Participant on his or her Payment Election Form (see Exhibit 1). If a validly completed Payment Election Form does not exist, then the Participant’s Retirement Date shall be the date the Participant attains age sixty-five (65).
     1.12. “Supplemental Retirement Benefit” means the benefit payable by the Bank to a Participant hereunder.
ARTICLE II
Calculation and Payment of Supplemental Retirement Benefit
     2.1. Amount of Supplemental Retirement Benefit. The Supplemental Retirement Benefit payable to a Participant hereunder shall equal the difference between the amount payable to the Participant as a participant under the Qualified Plan and the amount which would have been payable to such participant after the Effective Date under the Benefit Formula of the Qualified Plan but for the limitations of Sections 401(a)(17) or 415 of the Code, as such Sections may be amended from time to time hereafter, or under any successor provisions of such Sections.
     2.2. Form and Time of Payment of Supplemental Retirement Benefit. The Supplemental Retirement Benefit of a Participant hereunder shall be payable in accordance with one of the three options that the Participant may elect on a Payment Election Form (see Exhibit 1). Payment in accordance with the option elected shall be made or commenced within thirty (30) days after the first Payment Event occurs.

     2.3. Participant’s Election of Method and Time of Payment. Within thirty (30) days after first becoming eligible to participate in this Plan (or, for Participants who joined the Plan before December 31, 2008, then by December 31, 2008), the Participant shall deliver to the Committee a Payment Election Form (see Exhibit 1) setting forth his/her election of one of the following options for payment of the Participant’s Supplemental Retirement Benefit:
          (a) lump sum payable within thirty (30) days after the occurrence of the first Payment Event;
          (b) three (3) substantially equal annual installments, the first of which is payable within thirty (30) days after the occurrence of the first Payment Event, and the second and third installments of which are payable on the second and third anniversaries of the payment of the first installment, where each installment is hereby designated as a separate payment;
          (c) five (5) substantially equal annual installments, the first of which is payable within thirty (30) days after the occurrence of the first Payment Event, the second through fifth installments of which are respectively payable on the second through fifth anniversaries of the payment of the first installment, where each installment is hereby designated as a separate payment.
     If a Participant fails to timely deliver a valid Payment Election Form to the Committee, the Participant shall be deemed to have elected payment in five (5) substantially equal annual installments starting at the Participant’s Retirement Age.
     2.4. Participant’s Option to Change Payment. A Participant may elect to change the time and/or form of payment by delivering a Notice of Adjustment of Time and Form of Payment (see Exhibit 2) to the Committee at least 12 months prior to the occurrence of any of the

Payment Event. The Participant must specify which payment(s) the Participant elects to change, and the new time and form of payment, which must not be earlier than five (5) years after the date of the originally scheduled payment. There is no limit on the number of new deferral elections which a Participant may execute, provided that each deferral election is delivered to the Committee at least 12 months prior to occurrence of the payment date, and provided further that each deferral election defers payment for at least five (5) years beyond the previously scheduled payment date. All deferral elections which a Participant may deliver pursuant to this Section 2.4 are irrevocable unless superseded by a valid subsequent deferral election.
     2.5. Aggregate Benefit Limitation. This Nonqualified Plan shall not be construed or applied as providing for payments to any Participant which, when combined with benefits payable under the Qualified Plan, exceed the amounts payable to or on behalf of such Participant as a participant under the Benefit Formula of the Qualified Plan apart from the limitations of Sections 401(a)(17) and 415 of the Code.
     2.6. Bank’s Right to Delay Scheduled Payment. The Bank has the right to delay paying any Supplemental Retirement Benefit that is scheduled to be paid to any Participant or Beneficiary in the event that, in the Committee’s reasonable opinion, such scheduled payment will: (a) violate a term or covenant of a loan agreement or similar agreement to which the Bank is a party (which the Bank entered into for legitimate business reasons, and not to avoid the restrictions on deferral elections under Code Section 409A), and such violation will cause material harm to the Bank; (b) not be deductible by the Bank under Code Section 162(m); (c) violate Federal securities laws or other applicable law; or (d) jeopardize the solvency of the

Bank; then, following the occurrence of any such events, the payment shall be made as soon as the event justifying the delay no longer exists.
     2.7. Acceleration of Payment For Participant’s Taxes. Payment of the Supplemental Retirement Benefit shall be automatically accelerated to the extent necessary to pay:
          (a) taxes imposed on any Participant’s Supplemental Retirement Benefit under the Federal Insurance Contributions Act (“FICA”), and to pay the income tax at the source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA taxes imposed on any Participant’s Supplemental Retirement Benefit; and
          (b) all amounts required to be included in any Participant’s income at any time when this Nonqualified Plan and the Supplemental Retirement Benefit accrued hereunder for any Participant fails to meet the requirements of Code Section 409A and the regulations promulgated thereunder.
ARTICLE III
Designation of Participants Entitled to Benefits;
Forfeiture of Benefits
     3.1. Designation of Participants Entitled to Benefits. The Committee shall specify which Employees who are participants in the Qualified Plan and whose compensation exceeds the limitations of Code Sections 401(a)(17) and 415 in any calendar year shall be Participants in this Nonqualified Plan with respect to Compensation earned in that calendar year. The Committee shall deliver prompt written notice to each Employee who the Committee specifies is eligible to be a Participant in this Nonqualified Plan, including notification of the Employee’s right to timely complete a Payment Election Form (see Exhibit 1).

     3.2. Forfeitures of Benefits. The right of a Participant to receive current or future payments hereunder shall be forfeited upon the occurrence of any one or more of the following events:
          (a) if the Participant is discharged from employment by the Bank for an act which, in the opinion of the Committee, constitutes fraud against, or embezzlement of funds of, the Bank or its customers; or
          (b) if, while employed by the Company or Bank and for a period of one year following termination of employment with the Company or Bank, the Participant shall enter into a business or employment which the Committee determines to be (i) detrimentally competitive with the business of the Company or the Bank, and (ii) substantially damaging to the financial interests of the Company or the Bank, within any county in which the Company or the Bank has any branch locations or business operations; or
          (c) if the Participant terminates employment with the Bank prior to his/her death, Disability, Retirement Date or a Change in Control.
ARTICLE IV
Plan Administration
     4.1. Duties and Obligations of Committee. The Committee shall be responsible for administering, interpreting and otherwise carrying out the terms of this Plan.
     4.2. Eligibility and Benefit Determination. The Committee shall have the sole right to determine the eligibility of any person to participate in this Plan, and the amount of any benefit payable hereunder.

ARTICLE V
Funding
     5.1. Unfunded Plan. The Bank shall not be required to establish any form of trust or fundfor the purpose of providing any Supplemental Retirement Benefits.
     5.2. Optional Funding. In order to meet its obligations hereunder, the Bank may set aside funds in an amount necessary to fund part or all of the Supplemental Retirement Benefits. Such funds may be kept in cash, or invested and reinvested, in the discretion of the Committee. The Bank shall retain titleto and beneficial ownership of any such assets and no Participant or Beneficiary shall under any circumstances acquire any property interest in any specific assets of the Bank.
     5.3. Investments. Investments of funds set aside to meet the Bank’s obligation hereunder may be made in savings accounts, stocks, bonds or other securities selected by the Committee in its sole discretion.
ARTICLE VI
General
     6.1. Expenses. The books and records to be maintained for the purpose of the Nonqualified Plan shall be maintained by the Bank at its expense and subject to the supervision and control of the Committee. All expenses of administering the Nonqualified Plan shall be paid by the Bank.
     6.2. Prohibition Against Assignment of Benefits. To the extent permitted by law, the right of any Participant or Beneficiary in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or Beneficiary; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance. However, the rights of a Participant hereunder may be subject to the terms of a domestic relations order as defined in Code Section 414(p)(1)(B) issued by a court having jurisdiction over the Participant for support of the Participant’s spouse, former spouse or dependent.
     6.3. No Liability for Actions Taken In Good Faith. No member of the Board or of the Committee and no officer or employee of the Bank shall be liable to any person for any action taken or omitted in connection with the administration of this Nonqualified Plan unless attributable to his own fraud of willful misconduct; nor shall the Bank be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of the director, officer or employee of the Bank.
     6.4. No Contract of Employment. This Nonqualified Plan shall not be construed to establish a guarantee of future or continued employment by the Bank of any Participant.
     6.5. No Trust or Fiduciary Relationship Created. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. Funds invested hereunder shall continue for all purposes to be a part of the general funds of the Bank, and no person other than the Bank shall, by virtue of the provisions of this Nonqualified Plan, have any interest in such funds. To the extent that any person acquires a right to receive payments from the Bank under this Nonqualified Plan, such right shall be no greater than the right of any unsecured general creditor of the Bank.

     6.6. Incompetency of a Participant or Beneficiary. If the Committee determines that any person entitled to payments under the Nonqualified Plan is aminor or incompetent by reason of physical or mental disability, it may cause all payments thereafter becoming due to such person to be made to any other person for his benefit, without responsibility to follow application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Bank, the Nonqualified Plan, and the Committee.
     6.7. Applicable Law and Construction. The provisions of the Nonqualified Plan shall be construed, administered and governed under the laws of the Commonwealth of Pennsylvania to the extent such laws are not preempted by ERISA or any other federal laws which may from time to time be applicable. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and whenever any words are used herein in the singular form, they shall be construed as though they were also use din the plural form in all cases where they would so apply. Titles of Articles and Sections hereof are for convenience of reference only and are not to be taken into account in construing the provisions of this Plan.
     6.8. Severability. In case any provision of the Nonqualified Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Nonqualified Plan, which shall be construed and enforced as if the illegal and invalid provision had never been included in the Plan.

ARTICLE VII
Amendment and Termination
     7.1 Amendment. The Committee may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict the amount accrued to the date of amendment. Notice of material Plan amendments shall be given in writing to each Participant and Beneficiary.
     7.2 Termination. The Board may completely terminate the Plan at any time. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay each Participant his or her Benefit as if the Participant had terminated service as of the effective date of the complete termination. Such complete termination of the Plan may occur only under the following circumstances and conditions:
          (a) The Board may terminate the Plan within twelve (12) months of a corporate dissolution taxed under Code section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.
          (b) The Board may terminate the Plan within the thirty (30) days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participant and all other executives under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of the termination of the arrangements.
          (c) The Board may terminate the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank or its holding company, (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Final Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within twelve (12) months of the termination of the arrangement; (iv) all payments are made within twenty-four (24) months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Final Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three (3) years following the date of termination of the arrangement.

     IN WITNESS WHEREOF, Northwest Savings Bank has caused this Amended and Restated Plan to be executed by a duly authorized officer effective as of January 1, 2005.

NORTHWEST SAVINGS BANK

December 17, 2008	By:	/s/ William Wagner
Date		William Wagner, President and
Chief Executive Officer